Exhibit 99.(a)(5)(F)

Company Contact	The Equity Group Inc.
John Schauerman	Devin Sullivan
Chief Financial Officer	Senior Vice President
(949) 454-7103	(212) 836-9608
jschauerman@primoriscorp.com	dsullivan@equityny.com

Gerrard Lobo
Senior Account Executive
(212) 836-9610
globo@equityny.com

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES

FINAL RESULTS OF TENDER OFFER

Lake Forest, CA – December 31, 2008 – Primoris Services Corporation (NasdaqGM: PRIM; PRIMU; PRIMW) (“Primoris” or “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced the final results of its previously announced modified “Dutch Auction” tender offer to purchase certain common stock purchase warrants (collectively, “the Warrants”).  The tender offer expired at 12:00 Midnight, Eastern Time, on December 24, 2008.

Based on a final count by the depositary for the tender offer, Primoris has accepted for purchase 1,416,908 Warrants in the tender offer, at a price of $1.20 per Warrant, for a total cost of approximately $1.7 million, excluding fees and expenses related to the tender offer.  The Warrants accepted for purchase represent approximately 22.5% of Primoris’ 6,311,364 redeemable Warrants outstanding as of November 25, 2008.  As a result of the completion of the tender offer, immediately following payment for the tendered Warrants, Primoris expects that approximately 4,894,456 Warrants will be issued and outstanding.

MacKenzie Partners, Inc. served as information agent and Continental Stock Transfer & Trust Company served as the depositary.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.

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